SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 31, 2004

Date of Report (Date of Earliest Event Reported)

EBS LITIGATION, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	000-24711	13-3989964
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

90 Park Avenue

New York, New York 10016

(Address of principal executive offices, including zip code)

(212) 682-7474

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure

On March 31, 2004, the United States District Court for the District of Delaware granted a motion to approve the settlement of claims in the matter of EBS Litigation, L.L.C. v. Barclays Global Investors, N.A., et al. C.A. No. 98-547 SLR (Dist. Del).

As set forth in the Company’s most recent annual report on Form 10-K filed March 30, 2004, the Company commenced litigation in the above referenced matter alleging damages associated under a fraudulent conveyance theory against stockholders of Edision Brothers, Inc. who received at least 55 shares of Dave & Buster’s Inc. stock as a dividend from Edison Brothers, Inc. in 1995. The action was certified as a defendant class action, and the defendants in said litigation subsequently brought a third-party claim alleging that if they were found liable then certain Edison Brothers, Inc. and Dave & Buster’s Inc. directors are liable to the third-party plaintiffs for all or a part of the recovery. Thereafter, David B. Cooper, Jr., Julian I. Edison, Peter A. Edison, Jane Evans, Alan A. Sachs, Craig D. Schnuck, and Martin Sneider (collectively, the “Edison Directors”) filed a fourth party complaint alleging that if the Edison Directors were found liable in the third party claim, then pursuant to Section 5.1(f) of the Edison Brothers, Inc. Amended Joint Plan of Reorganization establishing the Indemnification Reserve, the Company and EBS Pension, L.L.C. are liable to the Edison Directors for all costs and expenses the Edison Directors have incurred or will incur in connection with the Edison Director’s defense of the third party claim and with the prosecution of their fourth party complaint.

The settlement involves all the foregoing claims: the Company’s claim against the stockholders, the stockholders’ third party claims against the Edison Directors, as well as, the threatened indemnification claims by the Edison Directors against the Company pursuant to indemnification provisions in the Edison Brothers, Inc.’s Amended Joint Plan of Reorganization.

Various contingencies must occur before the settlement becomes effective. These include the payment of sufficient funds by the stockholders of D & B by April 30, 2004, and the Settlement Order becoming final and non-appealable.

There can be no assurances as to the outcome of the various contingencies for the settlement to become effective, the amounts to be recovered should these contingencies be resolved or the liability of the Company, if any

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EBS LITIGATION, L.L.C.

By:	/s/ Peter N. Wang
Peter N. Wang, Manager

Date: April 15, 2004